Exhibit 5.15

437 Madison Avenue 29th Floor New York, NY 10022 212-867-9500 Fax 212-599-1759 LibertyView 457 Haddonfield Road, Suite 600 Cherry Hill, NJ 08002-2220 856-488-7700 Fax 856-488-7720	1235 Westlakes Drive, Suite 200 Berwyn, PA 19312-2401 610-889-2210 Fax 610-889-2220

123 South Broad Street

Avenue of the Arts

Philadelphia, PA 19109

215-772-1500

Fax 215-772-7620

1105 Market Street, 15th Floor

Wilmington, DE 19801-1201

302-504-7800

Fax 302-504-7820

Cornerstone Commerce Center

1201 New Road, Suite 100

Linwood, NJ 08221

609-601-3010

Fax 609-601-3011

June 4, 2012

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Re:	Fidelity National Information Services, Inc.

Indenture dated as of March 19, 2012

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special Pennsylvania counsel to the subsidiary listed on Schedule A hereto (the “Subject Entity”) of Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), in connection with the filing by the Company of its registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on June 4, 2012 (as amended or supplemented, the “Registration Statement”) relating to the contemplated exchange of up to $700,000,000 aggregate principal amount of its 5.000% Senior Notes due 2022 (the “Exchange Notes”), which will be registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal principal amount of its outstanding unregistered 5.000% Senior Notes due 2022 (the “Original Notes”).

Montgomery McCracken Walker & Rhoads LLP

June 4, 2012

The Original Notes were issued, and the Exchange Notes will be issued, pursuant to the terms and conditions of, and in the form set forth in, the indenture dated as of March 19, 2012, as amended (the “Indenture”) by and among the Company, The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”) and the guarantors party thereto, which guarantors include the Subject Entity. The Exchange Notes will be guaranteed by the Subject Entity and the other guarantors in accordance with the terms of the Indenture (the “Guarantees”).

In connection with this opinion, we have examined originals or copies of the Indenture and such documents, corporate records, instruments, certificates of public officials and of the Subject Entity, (including, without limitation, an Opinion Certificate made by the Subject Entity attached hereto as Schedule B hereto), made such inquiries of officials of the Subject Entity, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities for the purposes of the opinions expressed hereby we have assumed: (i) other than with respect to the Subject Entity, that each other entity is validly existing and in good standing (or its equivalent) as a corporation, limited liability company or other applicable legal entity under the laws of its jurisdiction of organization and has the requisite power and authority to execute and deliver, and to perform and observe the provisions of such documents to which it is a party and to carry out and consummate all transactions contemplated by such documents, and the due authorization by each such entity of all requisite action; and (ii) the due execution and delivery of such documents by each such entity, and that such documents constitute the legal, valid and binding obligations of each such entity, enforceable in accordance with their respective terms. We also have assumed that all natural persons who are signatories to such documents were legally competent at the time of their execution thereof.

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the substantive laws (excluding its applicable choice of law rules) of the Commonwealth of Pennsylvania. None of the opinions or other advice contained in this letter considers or covers any federal, state or foreign securities (or “blue sky”) laws or regulations. The Exchange Notes may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date of this opinion, which laws are subject to change with possible retroactive effect.

Montgomery McCracken Walker & Rhoads LLP

June 4, 2012

Based upon and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that:

1.	The Subject Entity is a corporation validly existing under the laws of the Commonwealth of Pennsylvania and is presently subsisting under the laws of such jurisdiction.

2.	The Subject Entity has the corporate power to enter into and perform its obligations under the Indenture.

3.	The execution, delivery and performance of the Indenture by the Subject Entity have been duly authorized by all necessary corporate action on the part of the Subject Entity.

4.	The Guarantee by the Subject Entity with respect to the Exchange Notes has been duly authorized by the Subject Entity.

These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein. Our opinion in paragraph 1 is based solely upon our review of a certificate from the Secretary of the Commonwealth of the Commonwealth of Pennsylvania.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act. We also consent to Kirkland & Ellis, LLP, relying on this opinion.

Very truly yours,

/s/ Montgomery, McCracken, Walker & Rhoads, LLP

DSB/JTS

Montgomery McCracken Walker & Rhoads LLP

June 4, 2012

Schedule A

Subject Entity

Entity Name	Entity Type	Jurisdiction of Organization
GHR Systems, Inc.	Corporation	Pennsylvania